Exhibit 99.2

Aterian Closes $27.5 Million Private Placement

Strengthens Balance Sheet and Provides Additional Growth Capital

NEW YORK, March 4, 2022 – Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”) today announced the closing of its previously announced private placement for the issuance and sale of 6,436,322 shares of common stock (the “Common Stock”), 3,013,850 pre-funded warrants to purchase Common Stock (the “Pre-Funded Warrants”) and accompanying warrants (the “Warrants”) to purchase an aggregate of up to 7,087,630 shares of Common Stock. The Warrants are exercisable six months from the date of issuance at an exercise price of $3.20 and will expire five and a half years from the date of issuance. Each share of Common Stock  and accompanying Warrant were sold together at a combined purchase price of $2.91, and each Pre-Funded Warrant and accompanying Warrant were sold together at a combined price of $2.9099.  The Pre-Funded Warrants have an exercise price of $0.0001 per share of Common Stock, are immediately exercisable and will remain exercisable until exercised.

The Company received gross proceeds from the Private Placement of approximately $27.5 million before deducting Private Placement expenses.

Craig-Hallum Capital Group LLC acted as the sole placement agent for the Private Placement.

“This growth capital not only strengthens Aterian’s balance sheet, but we believe it also puts us on the path to resume our accretive M&A strategy” said Yaniv Sarig, Founder and Chief Executive Officer of Aterian.  Mr. Sarig continued, “Despite the continuous challenges imposed by global supply chain disruptions, our product category agnostic strategy gives us the ability to pursue a wide range of M&A opportunities.”

Aterian intends to use the net proceeds from the Private Placement for working capital purposes, the conduct of its business and other general corporate purposes, which may include acquisitions, investments in or licenses of complementary products, technologies or businesses, operating expenses and capital expenditures.

The securities sold in the Private Placement have not been registered under the Securities Act of 1933, as amended, or state securities laws as of the time of issuance and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission ("SEC") or an applicable exemption from such registration requirements. The Company has agreed to file one or more registration statements with the SEC registering the resale of the shares of common stock and the shares issuable upon exercise of the warrants purchased in the Private Placement by March 31, 2022.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements regarding our accretive M&A strategy and our ability to pursue a wide range of M&A opportunities and the expected uses of the proceeds from the Private Placement. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to the global shipping disruptions, our ability to continue as a going concern, our ability to meet financial covenants with our lenders, our ability to find suitable M&A targets at a viable purchase price, our ability to create operating leverage and efficiency when integrating companies that we acquire, including through the use of our team’s expertise, the economies of scale of our supply chain and automation driven by our platform; those related to our ability to grow internationally and through the launch of products under our brands and the acquisition of additional brands; those related to the impact of COVID-19, including its impact on consumer demand, our cash flows, financial condition and revenue growth rate; our supply chain including sourcing, manufacturing, warehousing and fulfillment; our ability to manage expenses, working capital (including for PPE products) and capital expenditures efficiently; our business model and our technology platform; our ability to disrupt the consumer products industry; our ability to grow market share in existing and new product categories, including PPE; our ability to generate profitability and stockholder value; international tariffs and trade measures; inventory management, product liability claims, recalls or other safety and regulatory concerns; reliance on third party online marketplaces; seasonal and quarterly variations in our revenue; acquisitions of other companies and technologies, our ability to continue to access debt and equity capital (including on terms advantageous to the Company) and the extent of our leverage and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), all of which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER), is a leading technology-enabled consumer products platform that builds, acquires, and partners with best-in-class e-commerce brands by harnessing proprietary software and an agile supply chain to create top selling consumer products. The Company’s cloud-based platform, Artificial Intelligence Marketplace Ecommerce Engine (AIMEE™), leverages machine learning, natural language processing and data analytics to streamline the management of products at scale across the world’s largest online marketplaces, including Amazon, Shopify and Walmart. Aterian has thousands of SKUs across 14 owned and operated brands and sells products in multiple categories, including home and kitchen appliances, health and wellness, beauty and consumer electronics.

Investor Contact:

Ilya Grozovsky

Director of Investor Relations & Corp. Development

Aterian, Inc.

ilya@aterian.io

917-905-1699